Exhibit 99.2

Company Name: Tidewater, Inc. (TDW)

Event: Cowen and Company Ultimate Oil Services and E&P Conference

Date: December 3, 2013

<<J. B. Lowe, Analyst, Cowen Securities LLC>>

Good afternoon, everyone. Next up, I’m very pleased to introduce Tidewater, Jeff Platt and Joe Bennett. First up, Jeff has been President and CEO of Tidewater since June of 2012. He joined Tidewater in 1996 as General Manager in Brazil, following a 15-year career with Schlumberger Well Services and Rollins Environmental Services. Jeff has had roles with increasing responsibility until 2010, when he was promoted to Chief Operating Officer, and he graduated from the University of Pittsburgh with a Bachelor of Science degree in Electrical Engineering.

And Joe Bennett joined Tidewater in 1990 as Corporate Controller and was promoted to VP and Principal Accounting Officer in 2001. In 2005, he became Chief Investor Relations Officer. Prior to Tidewater, he worked for KPMG as an Audit Senior Manager and he graduated from the University of New Orleans. So please join me in welcoming Tidewater. Jeff?

<<Jeffrey M. Platt, President, Chief Executive Officer & Director>>

Thanks, J.B. Okay. Good afternoon, everybody. Thank you for showing interest in our company. I’m going to walk you through this pretty quick; Safe Harbor statement. Take care of the lawyers in the crowd. Some key facts about Tidewater. When you think about the company and we think about the company, we did pioneer in the oil and gas service business, in the vessel service, 55 years ago, we first invented it and the first commercial boat was built was the Ebb Tide, quite a bit different than what we use today, but nonetheless, it was the first special purpose vessel built to support oil and gas exploration offshore certainly.

Today, we are very proud of the safety record that we have achieved and developed over the last 15 or 20 odd years. As the whole industry has put more focus on safety, Tidewater, I think, has absolutely been a leader in that and even more important today, the compliance culture we have. We are a U.S. company. Many of our clients are U.S. companies. We operate in some very remote places in the world. Doing so, we have to comply with all foreign laws, obligations and certainly all U.S. laws and obligations. Compliance today is very much like safety vetting. Our clients are very concerned with it, as we are, and it really takes a good bit of our time to make sure that we are dotting the i’s and crossing the t’s.

Tidewater started in the Gulf of Mexico. Talked about the first ship 55 years ago, since that time, we followed our clients, as they’ve moved ever outward from the United States, where today we are about 8,000 employees worldwide and our presence in about 50 countries. And today, virtually every oil and gas offshore province in the world, Tidewater has a position in it. Markedly before that, the North Sea was a place that we did not have a presence. You may have seen that we did an acquisition earlier in the calendar year; our Troms acquisition. We now have a very deep presence in the North Sea, in the Norwegian sector in particular.

Talk a little bit about the fleet. Over the last 10 years or so, we’ve invested – reinvested heavily into new ships for Tidewater, and today, we have the largest new OSV fleet in the world. It’s over 240 ships today. I’ll show you a little slide about that a little later. Nonetheless, 240 new ships with an average age of about six years. That is the largest and newest fleet in the world.

Over those 55 years that Tidewater has been existence, it is a cyclical business, sometimes we’re better than others, sometimes we’re much better and sometimes we’re much worse. That is the nature of the oilfield service sector. And through all of that, I think, Tidewater, we have generated solid earnings, solid returns for our investors and we will continue to do so and where we think we are today is the early innings of what should be a protracted up-cycle for the industry as a whole.

Take a quick look at what drives our business and it is basically rig counts. We’ll show you where we are today and what’s on the order book for the rigs. We think overall the basic fundamentals for the business are very good. Overall demand for hydrocarbons in the world continues to grow. I think that will continue to drive exploration in more remote locations of the world and I think we will participate nicely in that. And throughout all this, all that reinvestment, I think, we’ve done so very much with an eye to not being over-levered.

A lot of our competitors take a little different viewpoint. They like very high gearing. We think we have a good bit of operational risk in the business that we do and we try to keep a very good balance sheet. We’re carrying a bit more debt than Tidewater has, but nonetheless, we’re comfortable with where we are. And what that does, it allows us to make acquisitions on vessels; onesie, twosie vessels or as we’ve done with the Troms acquisition to be able to go ahead and purchase a company. So we want to keep it where we keep that flexibility as opportunities arise.

Safety for us is always first and foremost. We talk to our clients. It’s the first service that we have to provide. If we don’t get it done safely, it’s not worth getting done. You probably have seen the Tidewater snake. We’ve used this probably going back almost six, eight years. We think it crosses all language barriers. A mean, venomous snake in Vietnam for a person there or in Brazil or in the United States, a mean snake is still a mean snake. So safety is like holding that snake. Yes, it’s a hazard. It can be mitigated. If you let it go or don’t pay attention to it, that snake is going to turn around and bite you much like the hazardous operations that we do on a daily basis in support of our clients in their operations.

This is a quick look at Tidewater versus several other companies, I think, that are known for their commitment to safety. Dow Chemical, while not a direct client of ours, certainly, pioneer a lot of safety programs and approaches to safety, industrial safety; Chevron and ExxonMobil, two very key clients of ours. Tidewater is the blue rectangle, less is better. So the industry as a whole, the less it goes down, the more it goes down is good. I think Tidewater, again, shapes up very favorably with not only our clients, but others that are known for their safety.

Fundamentals, again, for us, the single biggest working number is the working drilling rigs – offshore rigs in the world. This is going back to 2004, the dark blue are the number of working jackups. The gold is the number of floaters. If you take a look at 2008, when the world economic crisis sort of hit, the jackups are the one that had a big drop off, you can see that. That’s rebounded nicely, and today, we’re at all-time record number of working jackups worldwide or over 400 working jackups.

Floaters didn’t have that big a falloff. Typically, the projects that they’re associated with, much bigger dollars, bigger projects that have much more momentum and inertia. So it doesn’t turn on and off as quick as the jackup market. Floaters have continued to move up nicely. Today, we’re about 262 working floaters. And again, I want you to take a look at the prior peak. This is before the economic world slowdown in 2008, that’s where we were. I’m going to kind of contrast those numbers with where we are today and do a little bit of forward-looking “what if”.

Again, just pulling the numbers off, those previous charts back in July 2008, previous peak; about 600 rigs working worldwide; rigs under construction, about 186 in the order book; the OSV population, a little over 2,000; OSVs under construction, got up to 736 on a worldwide basis. When you looked at the working vessels to working rig count, that’s about 3.4 is where we were at. This was a very good market for us. This was – we had very good pricing power, both in the deepwater and in the shallow market. These were Tidewater’s peak earnings in this time period.

You look at January 2011, which is the trough again, after the world slowdown, the economic slowdown, after Macondo, working rigs dropped to 538 on a worldwide basis, rig order book dropped to just under 120 rigs, total OSV population grew to 2,600, largely as the deliveries of those ships were under construction. To kind of look at that, that came up to a OSV rig ratio of about 4.83. This is not a good market for us. We don’t have pricing power. We’re really scrambling to keep the vessels occupied, not a good time for us.

Where are we today? Again, as I said, an all-time record, 713 rigs working today. The order book on the rigs is an all-time high, 234 offshore rigs. When you drill into that, there’s about 100 floaters, about 130 jackups and then a handful of other rig types. So it’s a very nice mix we feel for deepwater and more importantly for us, we’ll see on the jackup side, lots of jackups under construction. OSV population today is somewhere around 3,000, and OSV’s under construction, while up a bit from the previous trough, if you will, certainly nowhere near the record high 736 before, with somewhere around 440 ships under construction.

So if you kind of do the math there, that puts us somewhere a little over 4, 4.25, vessels to rig ratio. This isn’t bad times for us. In the deepwater side of drilling, it was actually pretty good time. We’ve had very good pricing power in the deepwater side. Not so much yet on the jackup side. But a little bit of what if; what if that rig count grows to 830. Well, again, we’re taking a look at that. I said there is about 230 some rigs, 240 rigs under construction, not all of those that are delivered will be incremental. The real key is how many will be incremental. I think we took about half just to get that number up to 830.

If you look at the OSV global vessel population, I drop it down to 2,900. And so how is that going to happen, you’re already at 3,000. The next couple of slides, we’ll take a look and drill into kind of the age profile of that 3,000 fleet and you’re going to see that there is about 750 ships that are counted that are greater than 25 years old.

Really, say to you that our experience has been our clients today. They don’t want the old ships. Those are being pressed out of the market and in fact, a lot of that 750 today we believe, is already exited the market. So when you do that math, it gets you down clearly or squarely below the 4 vessels to rig ratio, back into that 3.5, those are good numbers for us. We think that again, pretends very well for the continued upswing in our business.

And again, this is looking at the age profile. This is the total worldwide fleet, again, at around 3,000 – 3,031 total vessels. Everything to the red on that graph, those are vessels that are 25 years or older, somewhere around 700 or 720 are greater than 25 years.

A lot of that equipment, we already think has already been pressed out of the industry. People that count vessels and I think maybe rigs to a lesser extent, but certainly on the vessel side, very good at counting new equipment coming in and what’s on the order book. Not nearly as good, it’s much more murky, try to figure out what has already left the market. So at 750, I think, a good chunk of that equipment has already been pressed out of the market.

Now this is looking at Tidewater’s fleet on a histogram and you can see really a majority of that equipment was all built 2,000 and newer and this is where I’m talking about the largest new OSV fleet in the world. You can see we still have a smattering, a handful of older, legacy vessels. And actually the count, here’s where we are today.

These are active new vessels in the fleet; 240, this is as of September 30, with an average age just slightly over six years, that is a very young fleet, it’s the youngest in the world. 27 of our traditional vessels, they’ve got about a 27-year age. I suggest to you as we look at this slide over the next 12, 24 months, that 27 drops. I mean and it really doesn’t move the needle with respect to the economic impact. The real drivers are the new ships and the vessels that we will continue to add to the fleet.

Looking at the fragmentation in the market; Tidewater, we’re the blue. There is 228 ships, this is anchor handlers and PSVs only. I’ve taken out of this some crewboats and some smaller equipment. Just to look at anchor handlers and PSV, which is the core business we’re looking at, we’re at 228. Our next nearest competitor is about 164, 130, you can see the numbers. If we consolidated our top five biggest competitors with Tidewater, we would have maybe a 25% market share. So it is a very fragmented industry, we have some big players like Tidewater is, we’re big in a room that’s got lots of players in it unfortunately, for us.

So that’s where we are, which where I’m at, and I’m going to turn it over to Joe to take it from there. Joe?

<<Joseph M. Bennett, Chief Investor Relations Officer & Executive VP>>

Thank you, Jeff. I’m going to take everybody for a tour of our Tidewater world. First off, all these boots on the grounds are our locations around the globe. Jeff talked about operating in 50 plus countries nationally, internationally, and this is where we are and I would suggest if you compare that to any other oil service company, certainly no other OSV company would be this geographically spread, and only a few other oil service companies would be this geographically spread. So let’s take a look at it.

We report our activity in four distinct segments – geographic segments. The first is what we call Sub-Saharan Africa and Europe. As Jeff said, the Europe part is rather new to us through our acquisition over this past summer. So we have about six or seven vessels operating in the North Sea or some other cold water environment. The vast majority of that is in Sub-Saharan Africa. So our largest 50% of our boat count, not too different from a revenue or probably profit contribution standpoint, coming from this sector of the world.

Secondly, in size, the Americas, this includes the Gulf of Mexico that Tidewater has been active in from day one in the mid 1950s, all the way through today and looking forward to a good presence there in the future. Mexico, Brazil, Trinidad, makes up those 63 vessels or about a quarter of our fleet size.

Next in line is MENA; Middle East/North Africa. This is a growing number, our 44 vessels there. If you would have seen this map two, three years ago, that number would have maybe in the high-20s, that’s a growing market. As the Middle East moves further offshore, groups like Saudi – Saudi Aramco has become a major customer of Tidewater just in the last two to three years, that continues to grow as they continue to secure more and more jackups specifically in the world market, and certainly, in our MENA division runs all the way from the Med, all the way to India.

And then lastly, is our Asia/Pac and that is a large geographic segment that is dominated mostly in South East Asia by the jackup market, and but also includes quite a different market and that’s Australia. And Australia is much more project driven. So you will see activity within our Asia/Pac where boats come in and out generally, the boats that operate in Australia are larger boats and therefore, the day rates coming in and out of Asia/Pac as a total segment can be quite erratic, because of the boats moving in and out, primarily of Australia.

People talk a lot more frequently these days about the Gulf of Mexico activity and how that has surged in the last year or so. We have a nice presence there currently and still have about 15 other vessels that are U.S. flag vessels that could return to the Gulf of Mexico. The market in the Gulf of Mexico is primarily now a deepwater market. So – and not all of those 15 that are operating elsewhere that are U.S. flag are deepwater. So we do have some continued exposure. We’re also building some boats to the U.S. market that are U.S.-flagged.

Let’s look at those same segments. This is a, of all different vessel classes, size, types, et cetera by all four regions, average day rate, average utilization. And the easy point this goes back over about a three to four-year period. The point I try to make on here is all four segments – geographic segments, the day rates are escalating, at whatever pace that they may be escalating, but in the last year that number – all those lines are going up. And probably, even more important since you need utilization before you can get day rate is all the utilization of every segment now is in the 80% to 90% range. And for any OSV operator, being in that range is getting pretty close to full practical utilization.

We have statutory demands to dry-dock our vessels. We have necessary downtime. So I always suggest that 90% is maximum sustainable practical utilization of our equipment. We’ve been averaging in the 80% to 90% range, now for the last several quarters, so that’s good.

Jeff talked about our history of earnings and returns and this reflects a perfect cycle right. We referred to back in fiscal 2009 was our historic peak in earnings to date in our 55-year plus history back during that timeframe. So almost $8 of earnings, financial crisis hit, jackup market went down, our activity went down. We troughed in fiscal 2011 and 2012. We are a March year-end, kind of a unique fiscal year-end.

So this fiscal 2013, you see the beginnings of the upturn that we are now enjoying even more of an uptick. So with this arrow, we expect our earnings expansion to continue to unfold and I’ll explain why, besides the macro picture that Jeff painted for you. This is the scorecard when we began our replacement and enhancement program of our fleet that began in the year 2000.

So we are 13 years into it that we have committed to 271 vessels, of which 31 are still under construction that are included in these numbers, almost, $5 billion and you see an average cost of a vessel, for whatever that may mean to anybody, of about $18 million. That’s a combination of deepwater assets that are more expensive and shallow water assets that are a little less expensive to build. This $4.8 billion, almost $.9 billion is almost fully funded already. We owe about $625 million on the 31 vessels that are left to be constructed. That’s the next slide.

So here is the 31 they are due out primarily in the next year to two years, primarily. They are very biased as you can see to deepwater PSVs, that’s the strongest market, which you’ll see in just a second. So these vessels, as I think about where our earnings expansion is going to come from, how well we climb up from earning $3 of earnings to $4 and $6 and $8 and $10 and $12 over the next few years, as this market unfolds, part of it’s going to be on the back of new equipment that’s coming in and coming in at a great time.

This is our balance sheet and Jeff referred to our financial position, not letting it get out of control. We live in an environment where we don’t control our own destiny. If something happens to oil prices, if something happens to our customers, global recessions, et cetera, that drive their spending habits, then it impacts us. So what we have attempted to do and have succeeded in doing, is keeping our balance sheet well under control. This 35% debt to cap is the highest that it’s been I’ve been with the company, as J. B. said before, since 1990 and we’ve never had a debt to cap this high. We also never spent $5 billion within about a 10-year period, but this is a very comfortable level. I would suggest if anybody follows any other OSV operators, this would probably be one of the very lowest leverage factors of any OSV operator.

So we’re very comfortable there. We don’t intend on taking it much higher. If we do, we’d like to return it back to the 30%, 35% type range. So we’re comfortable with that and even with that level, we still have about $650 million of ready liquidity to continue to act upon opportunities for either building of new equipment, buying of companies or other assets, which is a great place to be.

I have two slides here that will concentrate on day rates and utilization of our two major classes of assets. This first one is deepwater PSVs and this is over a five, six-year period. So what has happened? The blue line, average day rates; the gold bars are our numbers of assets, so back during the last upturn, which was fiscal 2009, we had about 25 of these deepwater PSVs. We now have 73. You saw in a previous slide, we have 23 more under construction. So this number within the next year or so should get close to about 100 new deepwater PSVs and you see a day rate line that has already surpassed the peak day rates that were enjoyed during the last upturn and they’re still moving upwards. We still have about 20% to 25% of these 73 assets that still have to roll their contracts onto current higher day rate charters and that’s going to happen real quick. It’s happening as we speak this quarter and next quarter primarily. So this is a very good market and should continue to be a very good market.

The second one that Jeff referred to early, this is the jackup support fleet, what we call our Towing Supply/Supply Vessels. These are little smaller vessels than their deepwater counterparts. Again, look at where this market was, what the day rates got to back during the last uptick, $20,000 a day on average. They moved rather quickly. These charter terms are shorter term than the deepwater vessels. Deepwater vessels, the average term is about two years.

So it takes two years to get to that new contract to be able to roll a higher day rate. These average about one year, so as this market begins to improve, the utilization is already there, the day rate has started to move, but only in a very small way and we’re waiting for more jackups to be delivered and that should provide the added utilization to not Tidewater, because we’re already at 85% utilization of this fleet, but to all the smaller players that participate in this market globally, to be able to get them to that same utilization and then push day rates up. This is a big part of where we think earnings expansion will come, we think in the near-term, as jackups get delivered and there is a slug of jackups coming.

We also, if anybody heard our last earnings call and since then, we disclosed for the first time, our entrée into the subsea business, and for us, first off, included a pretty cool logo that was different than what we’ve had before, and we got into the ROV space. How? We ordered six world-class ROVs. We’ve taken delivery of all six of those. We took one in the September quarter. The other five are expected, as we speak, during this current quarter. So we would expect to be starting in the March quarter to generate revenues and profitability from these six ROVs.

We think this is a natural extension of what Tidewater has built as a brand and as an international infrastructure to be able to match these with our boats to work these ROVs off of our boats globally. Our customers have been asking for this type of activity. We recognized we’re not an ROV operator. We’ve never operated these before.

While we just announced this part of our business and the ordering of the ROVs, we’ve been putting together a management team this past year to run just this ROV and we expect to expand this business. Better margins than what we enjoy on the boat side of the business, more of a service orientation, but obviously and us kicking off this program in the March quarter, we believe with first jobs for these ROVs. Execution for us is vital, even more so than initial profitability. We need to prove to customers that we are as good at running ROVs as we are at running our vessels. So this is an exciting part of the business that we believe can expand and we’re excited about it.

Lastly, and we’ve had this slide around forever. What is our kind of long-term focus? It’s constantly on shareholder value, long-term shareholder value. We operate in a capital-intensive business, 25-year assets, 25 to 30-year assets, very cyclical, tough to rely on when those cycles will take place, so we think it’s important to address all three of these key points at all times. One, we always want to deliver results, go back to the trough of the market three or four years ago, we still earned $2 of earnings per share, most of OSV operators were reporting net losses.

We wanted to maintain our financial strength as we talked about before, keeping that balance sheet clean to take advantage of opportunities, we grew our company through the trough, because we had a balance sheet that allowed us to take advantage of those opportunities, take out speculators that had built boats and never expecting to really run them and buy them through the trough of the market, we did that quite a bit. And our approach to that investment is, we’re an EVA company, we’re a return on capital based company, on a through-cycle basis. It’s easy to get excited during a uptime and to pay higher than what we think are normal numbers for ships or ROVs or anything like that, but know that all we care about is providing a good return on a through-cycle basis.

So we know we’re going to have our peaks and our valleys. On that slide before, where I showed our financial results, we had years where we’re putting up 18% and 20% return on equities, also had years where we’re putting up 4% and 5% through the trough. We’re still putting up 4% or 5%, while that doesn’t sound like much, that’s a number that’s better than our debt rate and that’s pretty dang good during a real trough of the market for us. So this is what we think about.

And with that, I’ll close out. I don’t know if we’re taking questions, but we’d be glad to do that.

Question-and-Answer Session

<Q>: Does anyone have any questions? We’ve got a couple of minutes. Anyone? All right, I’ll kick it off. I know that the fleet is a little bit different now than it was back in the last prior cycle, but what would it take to get back to $8 a share in EPS and how soon could that progress?

<A – Joseph M. Bennett>: Well, it’s really interesting, because about three years ago, right about half of our fleet were “old boats,” remember the slide Jeff showed you, where we had 27 old boats and 240 new boats, we had about 160 of each just three years ago. The returns on the new boats are much better than the old boats. So think about that during fiscal 2009, when we really – and I just gave you a number three years ago, it was even more dominated by old boats back then during fiscal 2009, because that was older than three years. We can do that simply by one, always controlling our operating costs and we think we do a pretty good job of that, but is a continual point of emphasis for us. But more important is, pushing day rates up.

We already have utilization where it needs to be. We need to continue to expand the deepwater vessel day rates. That’s happening as we speak. That’s an easier one to suggest, getting the shallow water boats up and I don’t think they have to return to $20,000 type day rates to get to a blended day rate and a margin that can get us back to earning in excess of $8. I mean, we have a far better capitalized base. We have a far better fleet of vessels to earn $10 and $12 than we did then when we earned $8.

So I don’t know if it answers your questions. How quick can it happen? It really can happen as quickly as the jackup market improves and those day rates start moving, which again, with one-year average term of those contracts. Those can move pretty quickly.

<Q>: And is 50% attrition rate with the new jackups coming on, is that kind of the scenario that you see that happening now?

<A – Joe Bennett>: No. In that slide that what if scenario, we’re not trying to suggest, because frankly, we don’t know what the attrition is. So that’s a better question for the drillers than it is for us. The reason that I use, I think conservatively, 50% in that what if scenario is, and we think that is a conservative view is that – that’s all it takes to really get to that 3.5 boat to rig ratio, which puts us back in as good time, at least a macro picture as we had during the last up-cycle. So we think that’s a conservative view, all other things being equal; what are our oil prices, what are global economies doing, et cetera.

<Q – J. B. Lowe>: All right. Anyone else? All right, thanks Jeff. Thanks, Joe.

<A –Joe Bennett>: Thanks. J. B.

<Q>: [Question Inaudible]

<A – Joseph M. Bennett>: Yeah.

<Q>: Follow-up to that, what concerns you more as you look at the outlook, the demand side of the equation or the supply side in terms of more incremental supply coming. So if we’re getting back to below 4 ratio, what do you think will be something to be more concerned about?

<A – Joseph M. Bennett>: Probably the demand side. To be honest, it’s certainly more outside of our control, not that we control the worldwide supply of OSVs, but the slide, Jeff showed you with 440 OSVs under construction today versus – excuse me, the number of rigs under construction, if we didn’t have 230 rigs under construction, the answer would probably be both of them would concern us, but with 230 or so rigs under construction and just kind of two times that for boats that’s a good ratio of backlog. So I think it’s more of the demand driver that we’re just being cautious, it’s not that I’m concerned about it. It’s just we understand the risks that are involved. If E&P spending goes down, if whatever, it’s going to influence the demand side.

<< Joseph M. Bennett, Chief Investor Relations Officer & Executive VP >>

All right. J.B., thanks again.

<<J.B. Lowe>>

Thanks very much, guys.